Exhibit 3

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is entered into as of July 27, 2009 by and between Alderox, Inc., a company organized under the laws of the State of Colorado (the “Company”), and Pala Investments Holdings Limited (“Pala”).

RECITALS:

WHEREAS, the Company and Pala are parties to a Secured Convertible Debenture, dated as of December 12, 2007 (the “Original Debenture”), pursuant to which Pala loaned the Company Three Million Dollars ($3,000,000) and, under the terms and subject to the conditions set forth therein, provided for the potential further loan of Two Million Dollars ($2,000,000);

WHEREAS, pursuant to an Omnibus Amendment, dated as of March 28, 2008 (the “First Omnibus Amendment”), Pala loaned the Company an additional Two and One-half Million Dollars ($2,500,000);

WHEREAS, pursuant to a Second Omnibus Amendment, dated as of August 1, 2008 (the “Second Omnibus Amendment”), Pala loaned the Company an additional Seven Hundred Thousand Dollars ($700,000) and, under the terms and subject to the conditions set forth therein, provided for the potential further loan of Three Hundred Thousand Dollars ($300,000) (the Original Debenture, as amended by such First Omnibus Amendment, Second Omnibus Amendment, and Amendment and Limited Waiver, dated October 10, 2008, the “Debenture”);

WHEREAS, the loans issued pursuant to each of the Original Debenture, the First Omnibus Amendment, and the Second Omnibus Amendment were evidenced by separate promissory notes (each a “Note,” and collectively, the “Notes”);

WHEREAS, pursuant to a letter agreement, dated April 20, 2009 (the “Letter Agreement”), from Pala to the Company and as acknowledged by the Company:  (1) Pala intends to commence a foreclosure process (“Foreclosure”) on the intellectual property owned by the Company and pledged by the Company to secure its obligations under the Debenture (the “IP Collateral”), (2) if Pala becomes the owners of such IP Collateral upon the completion of the Foreclosure, Pala has agreed to license the IP Collateral back to the Company pursuant to a license agreement, the form of which is attached hereto as Exhibit A to this Agreement (the “IP License Agreement”), and (3) the Company has agreed to fully cooperate and assist Pala with the Foreclosure, including taking the actions outlined on Exhibit B to the Letter Agreement, and to fully cooperate and assist Pala with transferring ownership of the IP Collateral to the buyer at the Foreclosure (whether Pala or a third party); and

WHEREAS, in connection with the Foreclosure and subject to the license of the IP Collateral, in exchange for the issuance to Pala of the Company’s preferred stock (the “Preferred Stock”) as set forth in Section 2.2 of this Agreement, Pala has agreed to discharge and cancel all indebtedness of the Company under the Notes and the Debenture and to terminate the Debenture and the Patent and Trademark Security Agreement, dated December 12, 2007, between Pala and the Company (the “Security Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.                                      Interpretation

1.1                                 Unless the context otherwise clearly requires: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms; (c) the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (e) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein); and (f) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not only to any particular provision hereof.

2.                                      Exchange

2.1                                 Upon the issuance of the Shares pursuant to Section 2.2 and upon the satisfaction or waiver of each of the conditions precedent set forth in Section 3.1 and Section 3.2 of this Agreement (the “Closing Date”), each of the Notes shall be discharged and canceled, the Debenture and the Security Agreement shall be terminated, and the Company shall have no further payment or other obligations to Pala under the Notes, the Debenture or the Security Agreement.  Notwithstanding the foregoing, Pala and the Company shall execute such documents and take such other actions as may be reasonably requested by the other party in order to evidence or carry out the foregoing discharge, cancellation, or termination.  For the avoidance of doubt, (x) the warrants issued to Pala pursuant to the Debenture, as evidenced by the warrant certificates issued by the Company to Pala (the “Warrants”), shall remain valid and legally binding obligations of the Company and shall not be affected by this Agreement, and (y) the Voting and Right of First Refusal Agreement, dated December 12, 2007, among Pala, the Company and the other parties thereto (the “Voting Agreement”), shall remain valid and legally binding obligations of each the parties thereto and shall not be affected by this Agreement.  For the avoidance of doubt, all Subordination Agreements entered into by and between Pala and affiliates and other persons of the Company in connection with the Debenture shall terminate on the Closing Date.

2.2                                 On the Closing Date, in exchange for the consideration provided to the Company pursuant to Section 2.1 of this Agreement, Pala shall receive shares of Preferred Stock equal to the Debenture Deficiency (as defined below) divided by $100, having the rights, preferences, privileges, and restrictions set forth in the Certificate of Designations that the Company shall adopt and file with the Secretary of State of the State of Colorado on or before the Closing Date in the form attached hereto as Exhibit B (the “Certificate of Designations”).  The shares of Preferred Stock to be issued by the Company and received by Pala are collectively referred to herein as the “Shares.”  “Debenture Deficiency” is the principle and interest outstanding on the

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Debenture subsequent to Pala having acquired the IP Collateral in the Foreclosure as set forth in Exhibit B of the Letter Agreement.

2.3                                 On the Closing Date, Pala shall deliver to the Company any and all Notes and other documents evidencing indebtedness under the Notes and the Debenture for cancellation by the Company.

2.4                                 On the Closing Date, the Company shall issue and allot the Shares (and share certificates evidencing such Shares) to Pala, credited as fully paid to Pala, and free from all liens, charges, encumbrances, and other equities of any description.

3.                                      Conditions Precedent to Exchange

3.1                                 (a)                                  The obligations of Pala under this Agreement are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(i)                                     the representations and warranties of the Company set forth in Section 4.1 herein shall be true and correct on the date of this Agreement and on the Closing Date with the same effect as though such representations and warranties had been made on and as of the date of this Agreement and the Closing Date, as the case may be;

(ii)                                  the Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date, including the adoption and filing with the Secretary of State of Colorado of the Certificate of Designation as set forth in Section 2.2, as well as issuing the Shares as described in Section 2.2;

(iii)                               the President of the Company shall deliver to Pala at the Closing Date a certificate stating that the conditions specified in this Section 3.1(a)(i) and (ii) have been fulfilled, and stating that there shall have been no material adverse change in the Company’s business, properties, assets, prospects, or financial condition since the date hereof;

(iv)                              the Foreclosure shall have been completed upon the procedures substantially as outlined on Exhibit B to the Letter Agreement, and such other procedures as reasonably requested by Pala and with the cooperation and assistance of the Company;

(v)                                 Pala shall have become the owner of the IP Collateral in the Foreclosure;

(vi)                              Pala and the Company shall have executed the IP License Agreement, and each of the conditions precedent to the effectiveness of the IP License Agreement shall be satisfied or waived as permitted therein;

(vii)                           each other loan agreement, note, and/or other debt instrument with any other lender evidencing indebtedness of the Company that is convertible by its terms into common shares of the Company (“Convertible Loan Agreements”) shall have been discharged, canceled, and terminated, and liens, if any, on the Company’s assets arising under any such Convertible Loan Agreement or related documents shall have been released, in exchange for common shares of the Company not to exceed an aggregate total of forty-five million

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(45,000,000) common shares (the “Creditor Conversions”) and Pala shall have received evidence reasonably satisfactory to it of such releases;

(viii)                        the Certificate of Designations shall have been duly approved and adopted by the board of directors of the Company and filed with the Secretary of State of the State of Colorado;

(ix)                                the Company shall have entered into the amendment to the Registration Rights Agreement, dated December 12, 2007, between the Company and Pala (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C;

(x)                                   the Company shall have obtained all necessary permits and qualifications, if any, or secured an exemption therefrom, required by any state or country prior to the issuance of the Shares, and such authorization, approval, permit, or qualification shall be effective as of the Closing Date;

(xi)                                all corporate and other proceedings in connection with the transactions contemplated at the Closing Date shall be completed, and all documents incident thereto shall be reasonably satisfactory in form and substance to Pala’s counsel, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request; and

(xii)                             Pala shall have received from legal counsel for the Company, an opinion, dated as of the Closing Date, in a form satisfactory to Pala’s legal counsel.

(b)                                 The conditions precedent set forth in Section 3.1(a) may be waived only by Pala in writing.

3.2                                 (a)  The obligations of the Company under this Agreement are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(i)                                     Pala shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing;the Foreclosure shall have been completed upon the procedures substantially as outlined on Exhibit B to the Letter Agreement;

(ii)                                  Pala shall have become the owner of the IP Collateral in the Foreclosure;

(iii)                               Pala and the Company shall have executed the IP License Agreement, and each of the conditions precedent to the effectiveness of the IP License Agreement shall be satisfied or waived as permitted therein; and

(iv)                              the representations and warranties of Pala set forth in Section 4.2 herein shall be true and correct on the date of this Agreement and on the Closing Date with the same effect as though such representations and warranties had been made on and as of the date of this Agreement and the Closing Date, as the case may be.

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(b)                                 The conditions precedent set forth above may be waived only by the agreement of the Company in writing.

4.                                      Representations and Warranties

4.1                                 The company hereby represents and warrants to Pala as of the date hereof, except as set forth in the schedule of exceptions attached hereto as Exhibit D (the “Schedule of Exceptions”), specifically identifying the relevant subparagraph(s) hereof to which such exceptions apply, which exceptions shall be deemed to be representations and warranties hereunder:

(a)                                  The Company is a valid and subsisting corporation duly incorporated and in good standing under the laws of the State of Colorado, and the Company has no subsidiaries.  The Company is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.  The Company has all requisite power and authority to conduct its business, to own its properties, and to execute and deliver, and to perform all of its obligations under, this Agreement and all related agreements, documents, and instruments.

(b)                                 The Company has full power and capacity to enter into, execute, and perform this Agreement and each agreement, instrument, and document related hereto, including, without limitation, the Warrants, the Voting Agreement, and the Registration Rights Agreement, as amended, which agreements, instruments, and documents, are, or once executed by the Company shall be, the valid and binding obligation of such party, enforceable against such party by any court of competent jurisdiction in accordance with its terms.

(c)                                  The Company is not bound by or subject to any contract, agreement, law, court order, or judgment, administrative ruling, regulation, or any other item which prohibits or restricts such party from entering into and performing this Agreement, or any agreement, instrument, or document related hereto, in accordance with its terms, or requiring the consent of any third party prior to the entry into or performance of this Agreement, or any agreement, instrument, or document related hereto, in accordance with its terms by such party.

(d)                                 The Company has complied, or will comply, with all applicable corporate and securities laws and regulations in connection with the issuance of the Shares, and in connection therewith has not engaged in any “direct selling efforts,” as such term is defined in Regulation S, or any “general solicitation or general advertising,” as described in Regulation D.

(e)                                  The Company is the beneficial owner of the properties, business, and assets or the interests in the properties, business, or assets necessary to conduct its business, and all agreements by which the Company holds an interest in a property, business, or asset are in good standing according to their terms, and the properties are in good standing under the applicable laws of the jurisdictions in which they are situated.

(f)                                    As set forth in Exhibit D, the unaudited consolidated balance sheet of the Company as of June 30, 2009, and the related consolidated income statement and cash flows and changes of stockholders’ equity of the Company for the fiscal periods then ended are complete and correct in all material respects and fairly present the financial condition of the Company at

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such dates and the results of the operations of the Company for the period covered by such statements, all in accordance with United States generally accepted accounting principles applied on a consistent basis.

(g)                                 The execution of this Agreement and all other related agreements, documents, and instruments, and the creation and issuance of the Shares by the Company, do not and will not conflict with and do not and will not result in a breach of any of the terms, conditions, or provisions of its Articles of Incorporation, as amended, Bylaws, as amended, or any agreement or instrument to which the Company is a party.

(h)                                 The Shares will, at the time of issue, be duly allotted, validly issued, fully paid, and non-assessable and will be free of all liens, charges, and encumbrances.

(i)                                     Except as disclosed in Exhibit D, the Company is not a party to any actions, suits, or proceedings which could materially affect its business or financial condition, and to the knowledge of the company (“Knowledge of the Company”), no such actions, suits or proceedings have been threatened.  “Knowledge of the Company” means the best knowledge of the Company after reasonable inquiry.

(j)                                     No order ceasing or suspending trading in the securities of the Company nor prohibiting the sale of such securities has been issued to the Company or its directors, officers, or promoters, and to the Knowledge of the Company, no investigations or proceedings for such purposes are pending or threatened.

(k)                                  The authorized capital stock of the Company together with all convertible securities, rights, options, and warrants is set out in Exhibit D on an actual basis and on a pro forma basis adjusted to give effect to the Creditor Conversions and the issuance of the Shares.  Except for Pala, and except as otherwise set forth in Exhibit D, no person or entity has any right, agreement, or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement, or option for the issue or allotment of any securities of the Company or any other security convertible or exchangeable for any such security or to require the Company to purchase, redeem, or otherwise acquire any of the issued or outstanding securities of the Company.

(l)                                     There is no action, suit, claim, investigation, or proceeding pending or threatened against the Company which questions the validity of this Agreement.

(m)                               The business of the Company has been and is presently being conducted as to comply with all material applicable federal, state, and local governmental laws, rules, regulations, and ordinances.  The Company has all material franchises, permits, licenses, consents, and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it.

(n)                                 Exhibit D includes a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress, and registered copyrights for which the Company is the owner of record (the “Intellectual Property”) prior to the completion of the Foreclosure.  Except as disclosed in Exhibit E and prior to the completion of the Foreclosure, (i) the Company owns the

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Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs, security interests, liens, or other encumbrances, whether by written agreement or otherwise, (ii) no person or entity other than the Company owns or has been granted any right in the Intellectual Property (other than the security interest of Pala and prior to the completion of the Foreclosure), (iii) all Intellectual Property is valid, subsisting, and enforceable, and (iv) the Company has taken all commercially reasonable action necessary to maintain and protect the Intellectual Property.

(o)                                 The Company has entered into a legally enforceable agreement with each of its employees and subcontractors obligating each such person or entity to assign to the Company, without any additional compensation, any rights in intellectual property created, discovered, or invented by such person or entity in the course of such person’s or entity’s employment or engagement with the Company (except to the extent prohibited by law), and further requiring such person or entity to cooperate with the Company, without any additional compensation, in connection with securing and enforcing any rights in intellectual property; provided, however, that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

(p)                                 Except for readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing, and similar administrative tasks or as disclosed in Exhibit D, the Intellectual Property constitutes all rights in intellectual property used or necessary to conduct the Company’s business as it is presently conducted or as the Company reasonably foresees conducting it, to the Knowledge of the Company.

(q)                                 Except as disclosed in Exhibit D, to the Knowledge of the Company the Company has not received any written claim or notice alleging any infringement of another person’s or entity’s rights in intellectual property (including any written claim that the Company must license or refrain from using the intellectual property of any third party), nor, to the Knowledge of the Company, is there any threatened claim or any reasonable basis for any such claim.

(r)                                    Except as set forth in Exhibit D, there are no outstanding options, licenses, or agreements of any kind that grant rights to any other person or entity to manufacture, license, assemble, market, or sell the Company’s products, nor is the Company bound by or a party to any options, licenses, or agreements of any kind with respect to the intellectual property of any other entity or person.

(s)                                  The Company has not received any communication alleging that the Company or its employees has violated or infringed or, by conducting its business as proposed, would violate or infringe the intellectual property of any other person or entity.

(t)                                    To the Knowledge of the Company after reasonable inquiry, no employee is obligated under any applicable law or under any contract or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as contemplated at the date of this Agreement.

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(u)                                 Neither the execution of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as contemplated at the date of this Agreement, will, to the Knowledge of the Company, conflict or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obliged.  The Company does not believe it is or will be necessary to utilize any inventions of any of its employees made prior to their employment by the Company where the Company does not otherwise have good title or valid license to such inventions.

(v)                                 The Company has filed all tax returns and reports as required by law.  These returns and reports are true and correct in all material respects.  The Company has paid all taxes and other assessments due.

(w)                               The Company has provided Pala with all the information that Pala has requested in writing for deciding whether to receive the Shares.  The representations of the Company contained in this Agreement and Exhibit D, when considered together with any agreement, instrument, document, certificate, or written disclosures previously furnished to Pala do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  To the extent the Company’s projections were prepared by management of the Company, the projections were prepared in good faith; however, the Company does not warrant that it will achieve such projections.

(x)                                   The Company’s assets are free and clear of all security interests, liens and encumbrances (other than those in favor of Pala).  No financing statement naming the Company as debtor is on file in any office other than the financing statement naming Pala as secured party and except as disclosed in Exhibit D.

(y)                                 To the Knowledge of the Company, the Company is in compliance with all provisions of all agreements, instruments, decrees, and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a material effect on the Company’s financial condition, properties, or operations.

(z)                                   To the Knowledge of the Company, there are not present in, on, or under any premises occupied by the Company any pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances, and materials listed in, regulated by, or identified in any federal, state, local, or other Environmental Law (“Hazardous Substances”) in such form or quantity as to create any material liability or obligation for either the Company or Pala under the common law of any jurisdiction or under any federal, state, local, or other governmental statute, regulation, law, or ordinance dealing with the protection of human health and the environment (“Environmental Law”), and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted, or released in, on, or under such premises in such a way as to create any such material liability.  The Company has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.  Except as disclosed in Exhibit D, there have not existed in the past, nor are there any threatened or impending, requests, claims, notices, investigations, demands, administrative proceedings, hearings, or litigation relating in any way to

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such premises or the Company alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit, or other authorization issued pursuant thereto.  The Company’s businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits, and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Company’s possession and are in full force and effect, nor has the Company been denied insurance on grounds related to potential environmental liability.  No permit required under any Environmental Law is scheduled to expire within twelve (12) months, and there is no threat that any such permit will be withdrawn, terminated, limited, or materially changed.  No premises occupied by the Company are nor have ever been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation, and Liability Information System, or any similar federal, state or local list, schedule, log, inventory or database.  The Company has delivered to Pala all environmental assessments, audits, reports, permits, licenses, and other documents describing or relating in any way to such premises or the Company’s businesses.

(aa)                            The Company is a “reporting issuer” under section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to the Knowledge of the Company is not in default of any of the requirements of the Exchange Act other then as set forth in Exhibit D [and as the Company may have disclosed in writing to Pala prior to the date of this Agreement].  As of their respective filing dates, each report, schedule, registration statement, and proxy filed by the Company with the SEC (each, an “SEC Report” and collectively, the “SEC Reports”) (and if any SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement, then also on the date of filing of such amendment or superseding filing,) (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated under the Securities Act and the Exchange Act applicable to such SEC Reports, (ii) did not contain any untrue statements of a material fact and did not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iii) are all the forms, reports, and documents required to be filed by the Company with the SEC since that time.  Each set of audited consolidated financial statements and unaudited interim financial statements of the Company (including any notes thereto) included in the SEC Reports (x) complies as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (y) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end adjustments which were not or are not expected to be material in amount.  Each SEC Report containing financial statements that has been filed with or submitted to the SEC since July 31, 2002 was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  At the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither the Company

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nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form, or manner of filing or submission of such certification.

(bb)                          There is no fact known to the Company which the Company has not publicly disclosed which materially adversely affects, or so far as the Company can reasonably foresee will materially adversely affect, the assets, liabilities (contingent or otherwise), capital, affairs, business, prospects, operations, or condition (financial or otherwise) of the Company or the ability of the Company to perform its obligations under this Agreement.

(cc)                            The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, and all securities previously issued by the Company were issued pursuant to registration under the Securities Act or an available exemption thereunder.

(dd)                          Except as set forth in Exhibit D, the Company has no indebtedness or preferred equity outstanding.

(ee)                            As of the Closing Date, after giving effect to the Creditor Conversion (as defined in Section 3.1(a)(vii) and the transactions contemplated by this Agreement, the Company will not have any indebtedness which is convertible by its terms into common shares of the Company or preferred equity outstanding other than the Shares.

4.2                                 Pala hereby represents and warrants to the Company as follows:

(a)                                  Pala has been duly formed and is validly existing and in good standing, has full power and authority to execute, deliver, and perform all its obligations under this Agreement, and has taken all necessary action to authorize the execution, delivery, and performance of all its obligations under this Agreement;

(b)                                 This Agreement constitutes, and each instrument and document required hereunder when executed and delivered by a duly authorized officer of Pala hereunder shall constitute, the legally valid and binding obligation of Pala enforceable against Pala in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting enforcement of creditors’ rights and (ii) as limited by general principles of equity that restrict the availability of equitable remedies;

(c)                                  The execution, delivery and performance of this Agreement will not violate any provision of any existing law or regulation binding on or applicable to Pala, or any order, judgment, award, or decree of any court, arbitrator, or governmental authority binding on Pala;

(d)                                 Pala acknowledges that it is acquiring the Shares for its own account, and not with a view toward the subdivision, resale, distribution, or fractionalization thereof; Pala has no contract, undertaking, or arrangement with any person to sell, transfer, or otherwise dispose of the Shares (or any portion thereof hereby subscribed for), and has no present intention to enter into any such contract, undertaking, agreement, or arrangement;

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(e)                                  The execution of this Agreement by Pala is not the result of any form of General Solicitation or General Advertising (as such terms are used in Rule 502(c) promulgated under the Securities Act;

(f)                                    Pala hereby acknowledges that:  (A) the exchange of the Notes for the Shares was made only through direct, personal communication between Pala and the Company; (B) Pala has had full access to material concerning the Company’s planned business and operations, which material was furnished or made available to Pala by officers or representatives of the Company, including, but not limited to various filings of the Company with the SEC available on the SEC web site at www.sec.gov; (C) the Company has given Pala the opportunity to ask any questions and obtain all additional information desired in order to verify or supplement the material so furnished; and (D) Pala understands and acknowledges that it must be prepared to bear the economic risk of such investment for an indefinite period because of:  (I) the heightened nature of the risks associated with an investment in the Company due to its status as a development stage company; (II) illiquidity of the Shares due to the fact that (1) the Shares have not been registered or qualified under the Securities Act or any state securities act (nor passed upon by the SEC or any state securities commission); (2) the Shares are being offered to it solely in reliance upon available exemptions from registration or qualification under federal and state securities laws, and hence such Shares cannot be sold unless they are subsequently so registered or qualified, or are otherwise subject to any applicable exemption from such registration requirements; and (3) the Shares will bear a legend on the face or reverse side of every certificate evidencing such Shares as set forth in Section 4.2(g);

(g)                                 Pala acknowledges that, to the extent applicable, each certificate evidencing the Shares shall be endorsed with the legends substantially in the form set forth below, as well as any additional legend imposed or required by applicable law:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”;

(h)                                 Pala is an “Accredited Investor” as such term is defined in Rule 501 of Regulation D promulgated by the SEC under the Act; and

(i)                                     Pala has been advised to consult with an attorney regarding legal matters concerning the purchase and ownership of the Shares, and with a tax advisor regarding the tax consequences of purchasing such Shares.

4.3                                 All representations and warranties made by each party hereto shall be considered to have been relied upon by the other party hereto and shall survive the execution and delivery of this Agreement.

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5.                                      Notices

5.1                                 Unless expressly provided in writing by the parties hereto, all notices, requests, demands, approvals, consents, and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been duly given, made, and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or, in the case of facsimile, when confirmation of transmission is received, addressed as set forth below:

To the Company:                                                    Alderox, Inc.
1001 Calle Negocio, Suite B
San Clemente, CA 92673
Attn:  Mr. Michael Davies, Chief Executive Officer

Facsimile: (949) 542-7444

With a copy to:                                                             August Law Group, P.C.
19200 Von Karman, Suite 900
Irvine, California 92614
Attn:  Kenneth S. August, Esquire

Facsimile:  (949) 752-7776

To Pala:                                                                                                     Pala Investments AG
Dammstrasse 19
6300 Zug
Switzerland

Attn:  General Counsel

Facsimile:  +41 41 560 9071

With a copy to:                                                             Gregory P. Rodgers, Esq.
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834

Each party hereto may alter the address or facsimile number to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 5 for the giving of notice.

6.                                      Partial Invalidity

6.1                                 If any term, provision, covenant, or condition of this Agreement, or the application thereof to either party or any circumstance, is held to be unenforceable, invalid, or illegal (in whole or in part) for any reason in any relevant jurisdiction, the remaining terms, provisions, covenants, and conditions of this Agreement, modified by the deletion of the unenforceable, invalid, or illegal portion, will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity, or legality of the remaining terms, provisions, covenants, and conditions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement will not substantially impair the respective expectations or reciprocal obligations of

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the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

7.                                      Entire Agreement; Amendments

7.1                                 This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof, and supersedes and cancels all prior and contemporaneous agreements, understandings, inducements, and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

7.2                                 Except where otherwise expressly provided herein, no amendment, modification, or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile or other electronic transmission) and executed by each party hereto.

8.                                      Counterparts

8.1                                 This Agreement (and each amendment, modification, and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile or other electronic transmission), each of which will be deemed an original and all of which together will constitute one and the same instrument.

9.                                      Governing Law and Venue

9.1                                 This Agreement shall be governed in all respects by the laws of the State of California without regard to choice of laws or conflict of laws provisions thereof.  The parties agree that any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the County of Orange, State of California or the courts of the State of California located in the County of Orange, State of California, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

10.                               Further Assurances

10.1                           Each of the parties will cooperate fully to perform all such further acts and things and execute any further documents as may be necessary or desirable to give full effect to the arrangements contemplated by this Agreement, including, without limitation, the Company executing such documents and taking such other actions as may be reasonably requested by Pala in order to carry out the Foreclosure.

11.                               Binding Agreement Upon Successors and Assigns

11.1                           This Agreement inures to the benefit of and is binding on the parties hereto and their respective successors and permitted assigns; provided, however, that no party may assign this Agreement or its interest herein or any part hereof except with the prior written consent of each other party.

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12.                               Waiver of Jury Trial

12.1                           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.                               Headings Not to Affect Interpretation

13.1                           The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ALDEROX, INC.

By:	/s/ Mike Davies

Name: Mike Davies

Title: CEO

PALA INVESTMENTS HOLDINGS LIMITED

By:	/s/ Susan Garrod

Name: Susan Garrod

Title: Executive Director

[Signature Page to Exchange Agreement]

EXHIBIT A

[FORM OF IP LICENSE AGREEMENT]

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (“Agreement”), is made and entered into [                          ], 2009 (the “Effective Date”), by and between Pala Investments Holdings, Limited (“Pala”) and Alderox, Inc., a corporation organized under the laws of the State of Colorado (f/k/a Reclamation Consulting and Applications, Inc.) (“Alderox”).  (Pala and Alderox are hereinafter referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Pala and Alderox previously entered into that certain Secured Convertible Debenture dated as of December 12, 2007 (as amended by two Omnibus Agreements, the “Debenture”) pursuant to which Pala was willing to lend to Alderox a certain principal amount as set forth in the Debenture;

WHEREAS, pursuant to a letter agreement between the Parties dated as of April 20, 2009 (the “Letter Agreement”), the Parties each acknowledged that Alderox was in default of one or more covenants in the Debenture and that Pala intended to commence certain Foreclosure Proceedings (as defined below) on the Intellectual Property Collateral (as defined below);

WHEREAS, pursuant to the Letter Agreement, Pala agreed that, in exchange for Alderox’s full cooperation and assistance in the Foreclosure Proceedings, if Pala became the owner of such Intellectual Property Collateral or any portion thereof as a result of the Foreclosure Proceedings, Pala would license back to Alderox the exclusive rights to use such acquired Intellectual Property Collateral in connection with the Alderox Business (as defined below) and pursuant to the terms of the Letter Agreement; and

WHEREAS, Pala has since acquired the Licensed Rights (as defined below) through the Foreclosure Proceedings and is willing to grant to Alderox and Alderox is willing to accept such license to the Licensed Rights pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Definitions.  For purposes of this Agreement, capitalized terms shall have the meaning set forth in this Section 1 or in the body of this Agreement.

“Affiliate” shall mean, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For this purpose, “control” will mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.  An entity shall be deemed an Affiliate only for so long as such control exists.

“Alderox” has the meaning set forth in the Preamble of this Agreement.

“Alderox Business” shall mean the research, development and supply of asphalt release agents, concrete form oils, cleaners, non-stick vehicle sprays, non-stick equipment coatings and related products and services for use in the mining, asphalt, concrete and highway and construction industries.

“Alderox Expenses” shall mean, for any period, the aggregate, without duplication, of all costs and expenses of every nature and kind paid or incurred by Alderox in connection with the Alderox Business, attributable to the period under consideration, determined on an accrued basis under generally accepted accounting principles consistently applied.

“Alderox Gross Revenue” shall mean, for any period, the aggregate, without duplication, of all revenues, income and proceeds of sales of every nature and kind derived directly or indirectly by Alderox from the Alderox Business, properly attributable to the period under consideration, net of promotional allowances and comps, and determined on an accrued basis under generally accepted accounting principles consistently applied.

“Alderox Net Income” shall mean, for any period, the Alderox Gross Revenue less the Alderox Expenses.

“Change of Control” of any Person shall mean (a) the merger, consolidation or other business combination of such Person with or into another Person; the merger, consolidation or other business combination of another Person with or into such Person; or the acquisition by another Person of any equity interests in such Person, with the effect that, in each case, immediately after such transaction, the stockholders, members, partners or other equity holders of such Person immediately prior to such transaction hold none of, or less than a majority interest of, the total voting power entitled to vote in the election of directors, managers or trustees of the Person surviving such transaction or less than fifty percent (50%) of the economic interests in the surviving Person; or (b) the acquisition by another Person or related group of other Persons, by way of merger, sale, transfer, consolidation or other business combination or acquisition of all or substantially all of the assets of such Person.

“Debenture” has the meaning set forth in the Recitals of this Agreement.

“Effective Date” has the meaning set forth in the Preamble of this Agreement.

“Foreclosure Proceedings” shall mean the foreclosure proceedings initiated by Pala on the Intellectual Property Collateral on [DATE] in connection with the Debenture.

“Free Cash Flow” shall mean, for any period, the Alderox Net Income plus Alderox’s depreciation and amortization, less any change in Alderox’s working capital, less any capital expenditures incurred by Alderox, in each case properly attributable to the period under consideration under generally accepted accounting principles consistently applied.

“Improvements” shall mean any and all improvements, modifications and enhancements to, and derivative works of the Licensed Intellectual Property developed, created or reduced to practice by Alderox or its permitted sublicensees.

“Intellectual Property” shall mean all intellectual property rights, including:  (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof (“Patents”), (b) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names, and corporate names, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (“Trademarks”), (c) all copyrightable works, all copyrights, and all website content, and all applications, registrations, and renewals in connection therewith (“Copyrights”), (d) all mask works and protectable designs, and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, customer data, pricing and cost information, and business and marketing plans and proposals), and (f) all software, and all electronic data, databases and data collections.

“Intellectual Property Collateral” shall mean the Intellectual Property of Alderox pledged by Alderox to secure its obligations under the Debenture.

“Letter Agreement” has the meaning set forth in the Recitals of this Agreement.

“Licensed Copyrights” shall mean all Copyrights constituting Licensed Intellectual Property, including the Copyrights listed on Schedule D attached hereto.

“Licensed Intellectual Property” shall mean all Intellectual Property Collateral acquired by Pala as a result of the Foreclosure Proceedings, excluding Licensed Trademarks, and all Improvements thereto.

“Licensed Patents” shall mean all Patents constituting Licensed Intellectual Property, including the Patents listed on Schedule B attached hereto.

“Licensed Products” shall mean any and all products or services embodying one or more of the Licensed Rights and sold or provided by Alderox in connection with the Alderox Business, including those products listed on Schedule A attached hereto, and any successor products thereto.

“Licensed Rights” means, collectively, the Licensed Intellectual Property and Licensed Trademarks.

“Licensed Trademarks” shall mean all Licensed Trademarks constituting Intellectual Property Collateral and acquired by Pala as a result of the Foreclosure Proceedings, including the Trademarks listed on Schedule C attached hereto.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other organization or entity (including any Governmental Entity) as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

ARTICLE II

LICENSE GRANTS

Section 2.1                                      License of Licensed Intellectual Property.  Subject to the terms and conditions set forth herein, Pala hereby grants to Alderox a royalty-bearing, worldwide, exclusive license to use the Licensed Intellectual Property in connection with the operation of the Alderox Business.  The foregoing license includes, but is not limited to the right (a) to make, have made, use, import, export, distribute, provide, offer to sell and sell Licensed Products under the Licensed Intellectual Property, and (b) to publish, display, reproduce, copy, create Improvements to, and otherwise exploit such Licensed Intellectual Property in connection with the Alderox Business.  The foregoing license shall be sublicensable as is reasonably necessary in connection with the receipt of services by a licensee, but is not sublicensable pursuant to this Section 2.1 for use by any third party for such third party’s own benefit without Pala’s prior written consent, which may be granted or denied in Pala’s sole discretion.  Alderox shall require such permitted sublicensees in writing to comply with the limited scope of any such sublicense, and with the confidentiality obligations set forth in Article VII.

Section 2.2                                      License of Licensed Trademarks.  Subject to the terms and conditions set forth herein, Pala hereby grants to Alderox a royalty-bearing, worldwide exclusive license to use the Licensed Trademarks in connection with the marketing, distribution, provision and sale of Licensed Products.

Section 2.3                                      Quality Standards.  Alderox agrees that the nature and quality of the products sold and services rendered by Alderox in connection with the Licensed Trademarks, and all related advertising, promotional, and other related uses of the Licensed Trademarks by Alderox, shall meet or exceed in all material respects the quality control standards and all other applicable policies and practices of Alderox with respect to such Licensed Trademarks immediately preceding the Foreclosure Proceedings, and as reasonably modified thereafter from time to time by Pala; provided that (a) Pala notifies Alderox in writing of such modifications, (b) such modifications apply equally to exploitations of the Licensed Trademarks by Pala, and (c) such modifications do not effectively prohibit the use of the Licensed Trademarks in connection with the rights granted hereunder.  Alderox further agrees, at its sole cost and expense, to meet and comply with all quality specifications for reasonable color, style, typeface, size and all other artistic or reproduction requirements for Alderox’s use of the Licensed Trademarks as may be provided to Alderox from time to time by Pala in writing during the term of this Agreement.  Alderox agrees that any use of the Licensed Trademarks that does not conform to the requirements of this Section 2.3 shall require the prior written consent of Pala.

Section 2.4                                      Monitoring Quality Control.  Alderox agrees to cooperate with Pala in facilitating Pala’s control of the nature and quality of Alderox’s use of the Licensed Trademarks and Alderox’s compliance with Section 2.3.  Without limiting the generality of the foregoing, Alderox agrees to permit reasonable periodic inspections of Alderox’s operations and facilities, at reasonable times and with reasonable notice, and to supply Pala with samples of the Licensed Products and specimens of all uses of the Licensed Trademarks upon request.

Section 2.5                                      Compliance with Law.  Alderox shall comply with all applicable laws and regulations and obtain all appropriate governmental approvals pertaining to the production, distribution, sale and advertising of products bearing the Licensed Trademarks and pertaining to the operation of businesses operated under the Licensed Trademarks.

Section 2.6                                      No Obligation to Support or Assist.  Alderox hereby acknowledges and agrees that Pala shall have no obligation whatsoever to provide support or any other assistance of any kind to Alderox in connection with Alderox’s use of the Licensed Rights pursuant to this Agreement.

ARTICLE III

OWNERSHIP AND IMPROVEMENTS.

Section 3.1                                      Ownership.  Alderox hereby acknowledges and agrees that as between the Parties, Pala is the sole and exclusive owner of all right, title and interest in and to the Licensed Rights.  Alderox agrees that it will take no actions inconsistent with such ownership, agrees never to challenge the validity, enforceability, registration or ownership of the Licensed Rights, and agrees that all use of the Licensed Trademarks by Alderox and all goodwill developed therefrom shall inure to the benefit of and be on behalf of Pala.  Alderox agrees that nothing in this Agreement shall give Alderox any right, title, or interest in the Licensed Rights other than the right to use the Licensed Rights in accordance with this Agreement, and Alderox agrees that it will not challenge the title of Pala to the Licensed Rights or challenge the validity of this Agreement.

Section 3.2                                      Improvements.  Alderox understands and agrees that any and all Improvements shall be owned by Pala.  Upon the reduction to practice of any Improvement, Alderox shall notify Pala of such Improvement and at any time upon Pala’s request, provide Pala with copies of sufficient documentation relating to such Improvements (and physical embodiments thereof), to enable Pala to use and exploit the Improvements.  Alderox hereby assigns to Pala and agrees to assign when first reduced to practice or first recorded in a tangible medium, without further consideration, all of Alderox’s right, title and interest in and to any and all Improvements.  Alderox shall (and shall cause its employees and permitted sublicensees to) execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise shall assist Pala as reasonably required to perfect in Pala its right, title and interest in and to all Improvements.  If Pala is unable for any reason, after reasonable effort, to secure Alderox’s signature on any document needed in connection with the actions specified above, Alderox hereby irrevocably designates and appoints Pala and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 3.2 with the same legal force and effect as if executed by Alderox.

ARTICLE IV

PROSECUTION, MAINTENANCE AND ENFORCEMENT; MARKING

Section 4.1                                      Prosecution and Maintenance.  Pala shall have the sole right, but not the obligation, to file, prosecute and maintain all Licensed Patents, Licensed Trademark registrations, Licensed Copyright registrations, any other registrations or issuances of the Licensed Rights (including registrations and issuances of any Improvements thereto), and any applications therefor.  Alderox shall cooperate with and support Pala in such filing, prosecution and maintenance activities, including by executing any documents and by providing any data in its control that exists at the time of any request by Pala therefor, at no cost to Pala.

Section 4.2                                      Infringement by Third Parties.

(a)                                  Each Party shall promptly notify the other Party in writing if it becomes aware of any third party that may be infringing, misappropriating, diluting or otherwise violating the Licensed Rights.

(b)                                 Pala shall have the sole right, but not the obligation, to bring and control, using counsel of its own choice and at its own expense, any action or proceeding with respect to infringement of any and all Licensed Rights.  Upon written notice to the Alderox, Pala may require Alderox to participate in or cooperate with Pala in any such action, at Pala’s expense.  Pala shall retain any and all damages, settlement amounts and/or compensation paid in connection with any such action brought by Pala.

Section 4.3                                      Marking.

(a)                                  Alderox and its permitted sublicensees shall mark all of the Licensed Products in accordance with all applicable laws, with a legible notice indicating that the Licensed Products and their use are covered by claims in an issued patent or patents (or pending patent application or applications), providing the patent numbers of the Licensed Patents, where applicable.

(b)                                 In all exploitations of the Licensed Trademarks, Alderox shall include all notices and legends with respect to the Licensed Trademarks as are or may be required by applicable laws or that may reasonably be requested by Pala in writing from time to time.

ARTICLE V

CONSIDERATION

Section 5.1                                      Royalty.  As consideration for the licenses granted to Alderox pursuant to Article II, subject to the limitations set forth in this Article V, Alderox shall pay to Pala a royalty equal to one dollar (US $1) per gallon of Licensed Products sold, whether by Alderox, its Affiliates or permitted sublicensees (the “Royalty”), until such time as Alderox has paid to Pala the sum of (a) the amount Pala paid for the Licensed Rights in the Foreclosure Proceedings, and (b) the value of the interest foregone through early conversion of the Debenture into preference shares (as described in the Letter Agreement) between the date of such conversion and December

12, 2010 on the deficient amount outstanding on the Debenture as of the date of its conversion, at a rate of twelve percent (12%) per annum, compounded annually (e.g. such value would be equal to six hundred and seventy-six thousand, seven hundred and seventy-eight dollars (US $676,778) if the Licensed Rights were purchased by Pala for five hundred thousand dollars (US $500,000) and the deficient amount of seven million eight hundred and twenty thousand, eight hundred and sixty-two dollars (US $7,820,862) were to be converted to preferred shares on March 31, 2010).

Section 5.2                                      Payments.  Alderox shall make such Royalty payments to Pala for the Licensed Products sold within a given calendar month within thirty (30) calendar days after the close of each such calendar month.  For the purposes of this Section 5.2 any Licensed Products shall be deemed to be sold in the calendar month in which Alderox receives full payment for such products. Notwithstanding the foregoing: (a) Royalty payments shall only be payable for those months where Alderox (i) generates a positive Free Cash Flow for such calendar month, and (ii) has a cash balance or undrawn lines of credit of at least three hundred and fifty thousand dollars (US $350,000); and (b) the maximum Royalty payable for each calendar month will be seventy-five percent (75%) of the Free Cash Flow for such calendar month.  The balance of any Royalty amounts accrued during the previous calendar month but unpaid due to the foregoing limitations shall be carried over into subsequent monthly payments, subject to the same limitations, until fully paid.

Section 5.3                                      Reports.  Within thirty (30) calendar days after the close of each calendar month, Alderox shall provide Pala, along with the monthly Royalty payment (if applicable), a statement documenting in reasonable detail for the applicable month (a) all sales of Licensed Products, (b) the Alderox Gross Revenue, the Alderox Expenses, the Alderox Net Income, the Free Cash Flow, and Alderox’s cash balance, (c) Alderox’s undrawn lines of credit as of the last day of such month, and (d) any other information as may reasonably be requested by Pala.  Furthermore, Alderox shall provide to Pala an annual statement for each fiscal year documenting in reasonable detail (a) to (c) above, and reconciling this statement to its audited financial statements, together with its audited financial statements, when such audited financial statements are available.

Section 5.4                                      Audit Rights.  During the term of this Agreement Pala (itself or through its accountants) shall have the right, for a period of thirty (30) days following receipt of the reports specified in Section 5.3 and at Pala’s sole expense, to audit and inspect Alderox’s books of accounts and records in the possession or under the control of Alderox pertaining to the subject matter of this Agreement for purposes of confirming the accuracy of the reports specified in Section 5.3 above; provided that the foregoing inspections may occur solely during Alderox’s normal business hours and at Alderox’s principal office.  Furthermore, during the term of this Agreement Pala (itself or through its accountants) shall have the right, for a period of thirty (30) days following receipt of the annual statement and reconciliation specified in Section 5.3 and at Pala’s sole expense, to audit and inspect Alderox’s books of accounts and records in the possession or under the control of Alderox pertaining to the subject matter of this Agreement for purposes of confirming the accuracy of the reports specified in Section 5.3 above; provided that the foregoing inspections may occur solely during Alderox’s normal business hours and at Alderox’s principal office.  Pala shall promptly provide Alderox with copies of reports covering the results of such audits and/or inspections.  In the event that any audit described in this Section 5.4 reveals an underpayment by Alderox, Alderox shall remit payment to Pala in the amount of such underpayment plus interest accrued thereon.  For the annual audit, interest shall only accrue from the date of the audit report contained in the financial statements until the date the additional payment is made.  Interest shall be calculated at a rate of twelve percent (12%) per annum or the highest rate allowed under law, whichever is lower.  All such books of account and records of Alderox shall be retained by Alderox for at least two (2) years after the expiration or termination of this Agreement for possible audit by Pala pursuant to the terms and conditions hereof.

ARTICLE VI

TERM AND TERMINATION

Section 6.1                                      Term.  Subject to the termination provisions set forth in this Article VI, this Agreement shall remain in effect from the Effective Date for a period of one (1) year; thereafter this Agreement may be renewed for additional one (1) year periods by mutual written agreement of the Parties hereto.

Section 6.2                                      Termination.  Pala shall have the right to terminate this Agreement upon written notice if Alderox commits a material breach of this Agreement and fails to cure such breach within thirty (30) days of receiving written notice thereof from Pala.  This Agreement may also be terminated by Pala upon written notice to Alderox in the event that (i) Alderox undergoes a Change of Control (unless control of Alderox is acquired by Canvasback Company Limited), (ii) Alderox’s use of the Licensed Trademarks has a material adverse impact on the value of such marks, the reputation associated therewith, or the goodwill relating thereto (whether through Alderox’s actions, inaction, or otherwise), (iii) Alderox attempts to assign this Agreement to a third party in violation of Section 10.3(b), (iv) Alderox files for voluntary bankruptcy, makes an assignment for the benefit of its creditors, or a bankruptcy petition is made or filed against Alderox and not dismissed by a court of competent jurisdiction within thirty (30) days.

Section 6.3                                      Effect of Termination/ Survival.  Upon expiration or termination of this Agreement, all rights and licenses granted to Alderox hereunder shall cease to exist, and Alderox shall discontinue all use of the Licensed Rights.  The following Articles and Section shall survive any expiration or termination of this Agreement:  Articles I, III, V, VII, VIII, IX, and X, and Sections 4.1 and 6.3.

ARTICLE VII

CONFIDENTIALITY

Section 7.1                                      Confidentiality.  Except as expressly permitted under this Agreement, Alderox, on behalf of itself and its Affiliates, agrees not to disclose to any third party the Licensed Intellectual Property (except for publicly available information related to any copyright, or any patent or published patent application included in the Licensed Intellectual Property), treating such Licensed Intellectual Property in the same manner (but in no event using less than a commercially reasonable degree of care) as Alderox treated such Licensed Intellectual Property prior to the Foreclosure Proceedings; provided that Alderox’s obligation hereunder shall not apply to information that:

(a)                                  is or subsequently becomes part of the public domain through no action of Alderox;

(b)                                 is subsequently received by Alderox from a third party which has no obligation of confidentiality to the Party disclosing the Licensed Intellectual Property; or

(c)                                  is developed by Alderox from and without access to the non-public Licensed Intellectual Property.

Section 7.2                                      Permitted Disclosures.  Notwithstanding Section 7.1, Licensed Intellectual Property may be disclosed by Alderox:

(a)                                  to Alderox’s directors, officers, employees, agents, auditors, consultants, financial advisers and permitted sublicensees, provided that Alderox requires that such Persons comply in writing with this Article VII; and

(b)                                 as required by applicable law, provided that, if permitted by law, written notice of such requirement shall be given promptly to the Pala so that it may take reasonable actions to avoid and minimize the extent of such disclosure, and Alderox shall cooperate with the Pala as reasonably requested by the Pala in connection with such actions.

Section 7.3                                      Unauthorized Disclosure.  If, at any time, Alderox determines that any of its directors, officers, employees, agents, auditors, consultants, or sublicensees has disclosed, or sought to disclose, Licensed Intellectual Property in violation of this Agreement, or that Alderox or any of its personnel has engaged in activities that may lead to the unauthorized use or disclosure of any Licensed Intellectual Property, Alderox shall immediately take action to prevent any further unauthorized use or disclosure, including where appropriate, terminating the applicable personnel’s access to such Licensed Intellectual Property and immediately notifying Pala.  Alderox will cooperate with Pala in investigating any apparent unauthorized disclosure or use of the Licensed Intellectual Property.

Section 7.4                                      Confidentiality Obligations of Alderox. Pala will hold and will cause its auditors, attorneys, financial advisors, bankers and other consultants, Affiliates and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the reasonable opinion of its counsel, by other requirements of law, all documents and information concerning the Alderox furnished it by the Alderox or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by Pala, (ii) in the public domain through no fault of Pala, or (iii) later lawfully acquired from other sources by Pala), and Pala will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants, Affiliates and advisors in connection with this Agreement.  Pala acknowledges that it has received and, under the terms of this Agreement will continue to receive, confidential or non-public material information regarding the Alderox, and Pala shall not, and shall take reasonable steps to assure that its auditors, attorneys, financial advisors, bankers and other consultants, Affiliates and advisors do not, use any such non-public material information for any other purpose other than protecting the rights of Pala under this Agreement. If, at any time, Pala determines that any of its directors, officers, employees, agents, auditors, consultants, or sublicensees has disclosed, or sought to disclose, confidential or nonpublic material information regarding the Company in violation of this Section 7.4, or that Pala or any of its personnel has engaged in activities that may lead to the unauthorized use or disclosure of such information, Pala shall immediately take action to prevent any further unauthorized use or disclosure, including where appropriate, terminating the applicable personnel’s access to such information and immediately notifying Alderox.  Pala will cooperate with Alderox in investigating any apparent unauthorized disclosure or use of confidential or nonpublic material information regarding the Company.

ARTICLE VIII

INDEMNIFICATION

Section 8.1.                                   Indemnification of Pala. Alderox shall, at its expense, defend, indemnify and hold Pala and its officers, directors, employees and agents harmless from and against any liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees, arising from or related to any third party claim, action, suit or proceeding (“Claim”) relating to the Licensed Products (including Claims involving death or serious bodily injury) or any other use by Pala or its permitted sublicensees of the Licensed Rights, ( including any Claims alleging that any Licensed Product infringes, misappropriates, dilutes or violates in any other way a third party’s Intellectual Property); provided, however, that any such Claims for patent infringement are indemnified hereunder only to the extent such Claims allege conduct that falls outside the scope of the claims of the patents included in the Licensed Intellectual Property.  Pala will promptly notify Alderox in writing of any such Claims and give Alderox control over the defense or settlement of such Claims, provided, however, that (a) the failure to provide prompt notice shall not relieve Alderox of its indemnity obligations hereunder except to the extent that the delay in providing notice prejudices the defense of such Claims, and (b) Pala shall have the right to participate in the defense of such Claims.  Alderox will have the right to employ counsel reasonably acceptable to Pala in the defense and/or settlement of such Claims, at the expense of Alderox.  Alderox shall not settle, or consent to any entry of judgment with respect to, any such Claims without obtaining either (i) an unconditional release of Pala (and its officers, directors, employees and agents) from all liability with respect to such Claims, or (ii) the prior written consent of Pala.  The Parties will fully cooperate with each other in connection with the defense of any Claims, and will make available to each other any books or records useful to the defense of any such Claims.

ARTICLE IX

DISCLAIMER OF WARRANTIES; LIABILITY

Section 9.1                                      No Warranties.  THE LICENSED RIGHTS ARE LICENSED TO ALDEROX “AS IS,” AND PALA HEREBY DISCLAIMS ALL WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY,

FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD-PARTY RIGHTS.

Section 9.2                                      Limitation of Liability.

(a)                                  EXCEPT IN CONNECTION WITH ALDEROX’ BREACH OF ITS OBLIGATIONS OF CONFIDENTIALITY PURSUANT TO ARTICLE VII OR ALDEROX’ OBLIGATION OF INDEMNITY PURSUANT TO ARTICLE VIII, NEITHER PARTY SHALL BE LIABLE FOR, OR BEAR ANY OBLIGATION IN RESPECT OF, ANY PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND OR CHARACTER OR ANY DAMAGES RELATING TO, OR ARISING OUT OF, LOST PROFITS, OR LIMITATIONS OR RESTRICTIONS ON BUSINESS PRACTICES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

(b)                                 PALA SHALL NOT BE LIABLE FOR, OR BEAR ANY OBLIGATION IN RESPECT OF, ANY DAMAGES OF ANY KIND OR CHARACTER WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH ALDEROX’S, ITS AFFILIATES’ OR ANY THIRD PARTY’S USE OF THE LICENSED RIGHTS.

(c)                                  FOR THE AVOIDANCE OF DOUBT, ANY CLAIM BASED ON ANY PROVISION OF THE DEBENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE OTHER TERMS AND CONDITIONS OF THE DEBENTURE INCLUDING, BUT NOT LIMITED TO, THOSE TERMS AND CONDITIONS REGARDING SURVIVAL OF SUCH WARRANTIES, LIMITATIONS OF LIABILITY AND LIMITATIONS OF DAMAGES, AND NOTHING HEREIN SHALL BE DEEMED TO EXTEND, EXPAND, LIMIT OR OTHERWISE AFFECT SUCH TERMS AND CONDITIONS.

ARTICLE X

GENERAL PROVISIONS

Section 10.1                                Governing Law.  THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF CALIFORNIA APPLICABLE HERETO.

Section 10.2                                Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, CLAIM, SUIT, LITIGATION OR OTHER PROCEEDING BETWEEN THE PARTIES HERETO IN ANY NEW YORK COURT.

Section 10.3                                Assignment.

(a)                                  Pala may assign this Agreement in whole or in part, in connection with and to the extent of its assignment or other transfer of any of the Licensed Rights.

(b)                                 Alderox may not assign this Agreement to any Person without the express written consent of Pala, and any attempt to do so shall be null and void.  For purposes of this Section 10.3, an “assignment” of the Agreement by Alderox shall include a Change of Control of Alderox.  Notwithstanding the foregoing, Pala consents to the assignment of this Agreement in connection with a Change of Control in which control of Alderox is acquired by [Canvasback].

Section 10.4                                Binding on Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors (whether by operation of law or otherwise) and permitted assigns.  In the event of a proposed assignment by Alderox pursuant to Section 10.3(b), such assignment shall be of no force or effect unless and until the assignee agrees in writing to be bound by the terms of this Agreement.

Section 10.5                                Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given (a) by personal delivery to the appropriate address as set forth below (or at such other address for the Party as shall have been previously specified in writing to the other Party), (b) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the Party as shall have been previously specified in writing to the other Party), or (c) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the Party as shall have been previously specified in writing to the other Party) with follow up copy by reliable overnight courier service the next business day:

(a)                                  If to Alderox, to:

Alderox, Inc.
1001 Calle Negocio, Ste. B
San Clemente, CA 92673
Attn: Mr. Michael Davies, Chief Executive Officer
Facsimile:	949 542-7444

With a copy to:

August Law Group, P.C.
19200 Von Karman, Suite 900
Irvine, California 92614
Attn: Kenneth S. August, Esquire
Facsimile:	949 752-7776

(b)                                 If to Pala, to:

Pala Investments Holdings Limited
12 Castle Street
St Helier
Jersey
JE2 3RT
Channel Islands
Attn: Ms. Susan Garrod, Director
Facsimile:	+44 1534 639870

With a copy to:

Pala Investment AG
Dammstrasse 19
6300 Zug
Switzerland
Attn: General Counsel
Facsimile:	+41 41 560 9071

With a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention:	Gregory Rodgers, Esq.
Jeffrey Tochner, Esq.
Facsimile:	(212) 751-4864

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (New York City time) and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day.

Section 10.6                                Titles; Construction.  The titles, captions or headings of the Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 10.7                                Severability.  This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or any other term hereof, which shall remain in full force and effect.

Section 10.8                                Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this

Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein.

Section 10.9                                Entire Agreement.  This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the Parties, oral and written, with respect to the subject matter hereof.  If there is a conflict between the terms of this Agreement and the Letter Agreement, the terms of this Agreement shall govern.

Section 10.10                          Amendments.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by an authorized officer of each Party.

Section 10.11                          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

PALA INVESTMENTS HOLDINGS LIMITED

By:
Name:
Title:

ALDEROX, INC.

By:
Name:
Title:

Schedule A

Licensed Products

KR-7

Paverblend

ASA-12

ASA-12 Mining

Schedule B

Licensed Patents

Official No.	Title	Status	Country / Region / Location
1525270	Release Agent Formulas and Methods	Abandoned	European Patent Office
2896/DELNP/2004	Release Agent Formulas and Methods		India
PA/a/2006/007233	Release Agent Formulas and Methods		Mexico
PCT/US04/05953	Release Agent Formulas and Methods		Patent Cooperation Treaty
6902606	Release Agent Formulas and Methods	Issued	United States
TBD	Release Agent Formulas and Methods		United States

Schedule C

Licensed Trademarks

Case Ref.	Official No.	Title	Case Status	Country
101112.0001AU	1025053	ALDEROX KR7	Registered	Australia
101112.0001EP	003775822	ALDEROX KR7	Registered	European Community
101112.0001IN	1315206	ALDEROX KR7	Application filed	India
101112.0001NZ	719884	ALDEROX KR7	Registered	New Zealand
101112.0001US	3022028	ALDEROX KR7	Registered	United States of America
101112.0002AU	1025054	ALDEROX TSR	Registered	Australia
101112.0002EP	003778156	ALDEROX TSR	Registered	European Community
101112.0002IN	1315205	ALDEROX TSR	Application filed	India
101112.0002NZ	719883	ALDEROX TSR	Registered	New Zealand
101112.0004US	2905209	ALDEROX	Registered	United States of America
101112.0006US	2905208	ASA 12	Registered	United States of America
101112.0007US	3109303	B20-POWER	Registered	United States of America
101112.0011T	77/491970	WE MINE WHAT YOU LEFT BEHIND	Application allowed	United States of America
101112.0012T	77/491973	WE MINE WHAT’S LEFT BEHIND	Application allowed	United States of America

Schedule D

Licensed Copyrights

None

EXHIBIT B

[FORM OF CERTIFICATE OF DESIGNATIONS]

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

OF

ALDEROX, INC.

Alderox, Inc. (the “Company”), a company organized under the laws of the State of Colorado, hereby certifies, pursuant to [Section [    ] of the [Colorado General Corporation Law], that the following resolutions were duly adopted by its Board of Directors (the “Board”) on                                   , 2009:

WHEREAS, the Company’s Articles of Incorporation, as amended, including any amendment or supplement thereto (including any Articles of Amendment or Certificate of Designations) (the “Articles”), authorizes up to five million (5,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable from time to time in one or more series; and

WHEREAS, the Articles authorize the Board to establish and fix the number of shares to be included in any series of Preferred Stock and the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of such series.

NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock with the powers, designations, preferences, rights, qualifications, limitations and restrictions as provided herein is hereby authorized and established as follows:

SECTION 1.           Designation and Amount.

(a)           This series of Preferred Stock is designated as the “Series A Preferred” (the “Series A Preferred”).  The number of shares constituting the Series A Preferred is [Eighty thousand (80,000)] shares, par value $0.01 per share.

(b)           The Series A Preferred ranks, with respect to liquidation, dissolution or winding up of the Company senior in preference and priority to the Common Stock of the Company, and each other class or series of equity security of the Company the terms of which do not expressly provide that it ranks senior in preference or priority to, or on parity with, the Series A Preferred with respect to rights upon liquidation, dissolution or winding up of the Company.

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SECTION 2.           Liquidation Rights.

(a)           Liquidation Preference.  In the event of any Liquidation (as defined below), either voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive, out of the assets of the Company, the Liquidation Preference specified for each share of Series A Preferred then held by them before any payment shall be made or any assets distributed to the holders of Common Stock.  “Liquidation Preference” shall mean, with respect to a share of Series A Preferred, $100.00(1) per share (as adjusted for stock splits, combinations, reorganizations and the like) plus declared or accumulated but unpaid dividends on such share.  If upon the Liquidation, the assets to be distributed among the holders of the Series A Preferred are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred.

(b)           Remaining Assets.  Should the liquidated value of the assets of the Company exceed the full Liquidation Preference, the holders of the Series A Preferred, shall be entitled to the greater of the Liquidation Preference or a pro rata share of the liquidation proceeds, treating in such circumstances the Series A Preferred as if it had been converted into Common Stock at the then applicable conversion rate.

(c)           Liquidation.  A “Liquidation” shall be deemed to be occasioned by, or to include, (i) the liquidation, dissolution or winding up of the Company; (ii) the merger or consolidation of the Company with or into any other corporation or entity provided that the applicable transaction shall not be deemed a liquidation if the Company is the surviving entity and the Company’s stockholders constituted immediately prior to such transaction hold more than 50% of the voting power of the surviving entity; (iii) a sale of all or substantially all of the assets of the Company.  In the event of a deemed “Liquidation” pursuant to clause (iii) in this Section 2(c) above, if the Company does not effect a dissolution of the Company under Colorado General Corporation Law within forty-five (45) days after such deemed Liquidation, then (A) the Company shall deliver a written notice to each holder of Series A Preferred no later than the forty-fifth (45th) day after the deemed Liquidation advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series A Preferred, and (B) if the holders of at least a majority of the then outstanding shares of Series A Preferred Stock so request in a written instrument delivered to the Corporation not later than sixty (60) days after such deemed Liquidation, the Company shall use the consideration received by the Company for such deemed Liquidation (net of any liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Company), to the extent legally available therefor (the “Net Proceeds”), to redeem, on the seventy-fifth (75th) day after such deemed Liquidation, all outstanding shares of Series A Preferred at a price per share equal to the Series A Liquidation Preference.  In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred, the Company shall redeem a pro rata portion of each holder’s shares of Series A Preferred.  Prior to the distribution or redemption provided for in this Section 2(c), the Company shall not expend or dissipate the consideration received for such deemed Liquidation, except to discharge expenses incurred in the ordinary course of business.

(1)           Total Liquidation Preference amount to be a 1.0x the Debenture Deficiency amount.

2

SECTION 3.           Conversion.  The Series A Preferred shall have conversion rights as follows:

(a)           Right to Convert.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series A Preferred.  Each share of Series A Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to $100.00 divided by the Series A Conversion Price (as hereinafter defined).  The “Series A Conversion Price” shall initially be $0.057, and shall be subject to adjustment as provided herein.

(b)           Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay the fair market value cash equivalent of such fractional share as determined by the board of directors of the Company.  For such purpose, all shares of Series A Preferred held by each holder shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.  Before any holder of Series A Preferred shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall surrender the Series A Preferred certificate or certificates, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred, and shall give written notice to the Company at such office that such holder elects to convert such shares, or, if applicable, the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company (but shall not be required to provide a bond) to indemnify the Company from any loss incurred by it in connection with such certificates.

The Company shall, as soon as practicable after delivery of the Series A Preferred certificates, issue and deliver at such office to such holder of Series A Preferred, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared or accumulated but unpaid dividends on the converted Series A Preferred.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series A Preferred for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of the sale of such securities.

3

(c)           Adjustments to Conversion Price.

(i)            Adjustments for Subdivisions or Combinations of Common.  After the date of the filing of this Certificate of Designations, if the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Series A Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  After the date of the filing of this Certificate of Designations, if the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Series A Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(ii)           Adjustments for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon conversion of the Series A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred immediately before that change.

(d)           No Impairment.  The Company will not, by amendment of its Certificate of Designations or by-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

(e)           Certificate of Adjustments.  Upon the occurrence of each adjustment of the Series A Conversion Price pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment and furnish to each holder of Series A Preferred a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.  The Company shall, upon the written request at any time of any holder of Series A Preferred, furnish to such holder a like certificate setting forth (i) any and all adjustments made to the Series A Preferred since the date of the first issuance of Series A Preferred, (ii) the Series A Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred.

4

(f)            Notices of Record Date.  In the event that the Company shall propose at any time (i) to declare any dividend or distribution; (ii) to offer for subscription to the holders of any class or series of its stock any additional shares of stock or other rights; (iii) to effect any reclassification or recapitalization; or (iv) to effect a Liquidation; then, in connection with each such event, the Company shall send to the holders of the Series A Preferred at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (iii) and (iv) above.

(g)           Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

SECTION 4.           Voting.

(a)           Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred and the holders of Common Stock shall vote together and not as separate classes.

(b)           Preferred Stock.  Each holder of shares of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred held by such holder of Preferred Stock could then be converted.  The holders of shares of the Series A Preferred shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. The holders of the Series A Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted), shall be disregarded.

(c)           Election of Directors.  The holders of the Series A Preferred, voting separately as a single class, shall be entitled to elect one (1) director.  The holders of the Common Stock and the Series A Preferred, voting together as a single class, shall be entitled to elect all other directors of the Company. Any vacancies on the Board of Directors shall be filled by vote of the holders of the class or series that elected the director whose absence created such vacancy.  There shall be no cumulative voting.

5

SECTION 5.           Amendments and Changes.

(a)           Approval by Series A Preferred.  Notwithstanding Section 4 above, the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of more than 50% of the Series A Preferred then outstanding, voting together as a single, separate class:

•              amend this Certificate of Designations or the bylaws of the Company in any way that changes the rights, privileges or preferences expressly afforded the Series A Preferred, or effect a merger, business combination, or other corporate transaction or series of related transactions pursuant to which the rights, preferences or privileges of the Series A Preferred will be changed in any way or pursuant to which the Series A Preferred will be exchanged for new securities with different rights, preferences, privileges or preferences;

•              increase or decrease the number of shares of Preferred Stock that the Company shall have the authority to issue, or effect a merger, business combination, or other corporate transaction or series of related transactions pursuant to which the number of shares of Preferred Stock that the Company or a successor corporation shall have the authority to issue shall be increased or decreased;

•              create or issue any securities of the Company having rights, preferences or privileges which are senior to, or pari passu with, any of the rights of any of the Series A Preferred, or effect a merger, business combination, or other corporate transaction or series of related transactions pursuant to which the rights, preferences or privileges of the Series A Preferred will be changed in any way or pursuant to which the Company or a successor corporation will have authorized any securities having rights, preferences, privileges or preferences which are senior to, or pari passu with, the rights of any of the Series A Preferred;

•              pledge as security all or a substantial portion of the Company’s assets;

•              consummate any Liquidation or any acquisition of another entity, substantially all of the stock of another entity, or substantially all of the assets of another entity, by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation);

•              change the authorized number of directors of the Company;

•              declare a dividend or other distribution on any of the Company’s Capital Stock.  “Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in however designated) stock issued by the Company (including Common Stock and Preferred Stock);

•              repurchase shares of the Company’s Capital Stock except in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, which agreements were authorized by the approval of the Company’s Board of Directors;

6

•              issue or become liable for any indebtedness other than indebtedness up to an aggregate amount of [EXISTING POST-CONVERSION DEBT (PRINCIPLE AND ACCRUED INTEREST) AS OF THE ISSUANCE DATE PLUS $500,000] million for both the Company and its subsidiaries on a consolidated basis pursuant to commercial banking facilities entered into on an arm’s length basis [and as provided in the Company’s business plan];

•              the issuance of any Common Shares or other equity securities (including Convertible Securities) at a price per security of less than $0.057 per share of Common Stock;  “Convertible Securities” shall mean any bonds, debentures, notes or other evidences of indebtedness, and any warrants, shares or any other securities convertible into, exercisable for, or exchangeable for Capital Stock, including options to purchase shares of Capital Stock granted to employees, directors or consultants of the Company or any other person under a stock plan approved by the board of directors of the Company.

•              permit any subsidiary of the Company to do any of the foregoing;

•              take any other action  the consummation of which would have substantially the same effect of any of the foregoing, including without limitation by way of merger, business combination, recapitalization, reincorporation or other corporate transaction or series of related transactions.

SECTION 6.           Redemption.  The Preferred Stock is not redeemable.

SECTION 7.           Notices.  Except as otherwise expressly provided herein and subject to the provisions of applicable law, whenever in this Certificate notices or other communications are required to be made, delivered or otherwise given to holders of Series A Preferred, the notice may be delivered personally, by mail, or by a form of electronic transmission consented to by the holder to whom the notice is given.  If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the holder at his address as it appears on the records of the Company.  Notice given by a form of electronic transmission shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the holder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the holder has consented to receive notice; (iii) if by a posting on an electronic network together with a separate notice to the holder of such specific posting, upon the later of (a) such posting and (b) the giving of such separate notice.

7

EXHIBIT C

[FORM OF AMENDMENT TO REGISTRATION RIGHTS AGREEMENT]

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”), dated as of [          ], 2009 (the “Amendment Date”), is made by and between Alderox, Inc., a company organized under the laws of the State of Colorado (the “Company”), and Pala Investments Holdings Limited (“Pala”).

WHEREAS, the Company and Pala are parties to a Secured Convertible Debenture, dated as of December 12, 2007 (the “Original Debenture”), pursuant to which Pala loaned the Company Three Million Dollars ($3,000,000) and, under the terms and subject to the conditions set forth therein, provided for the potential further loan of Two Million Dollars ($2,000,000);

WHEREAS, pursuant to an Omnibus Amendment, dated as of March 28, 2008 (the “First Omnibus Amendment”), Pala loaned the Company an additional Two and One-half Million Dollars ($2,500,000);

WHEREAS, pursuant to a Second Omnibus Amendment, dated as of August 1, 2008 (the “Second Omnibus Amendment”), Pala loaned the Company an additional Seven Hundred Thousand Dollars ($700,000) and, under the terms and subject to the conditions set forth therein, provided for the potential further loan of Three Hundred Thousand Dollars ($300,000) (the Original Debenture, as amended by such First Omnibus Amendment, Second Omnibus Amendment, and Amendment and Limited Waiver, dated October 10, 2008, the “Debenture”);

WHEREAS, in connection with the Debenture, Pala and the Company entered into a Registration Rights Agreement, dated as of December 12, 2007 (as amended by the First Omnibus Amendment and the Second Omnibus Amendment, the “Registration Rights Agreement”); and

WHEREAS, on July 27, 2009, Pala and the Company entered into an Exchange Agreement pursuant to which, among other things, upon completion of the conditions precedent thereto (including entry into the Amendment), the loans under the Debenture will be discharged and Pala will receive shares of the Company’s preferred stock equal to the Debenture Deficiency amount divided by $100 (as defined in the Exchange Agreement), having the rights, preferences, privileges and restrictions set forth in a Certificate of Designations (the “Preferred Shares”).

NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.             DEFINITIONS

Unless a definition is provided for a capitalized term in this Amendment, each such term shall have the meaning provided to it in the Exchange Agreement.

1

2.             THE AMENDMENTS

2.1          Amendments to the Definitions

Section 1 of  the Registration Rights Agreement is hereby amended by amending and restating the definition of “Registrable Securities” in its entirety to read as follows:

“Registrable Securities” means (i) the shares of Common Stock issuable upon exercise of the Warrants, and (ii) the shares of Common Stock issuable upon exercise of the Shares.

2.2          Limited Amendment

Any future reference to the Registration Rights Agreement and any document or instrument delivered in connection therewith shall, from and after the date of this Amendment, be deemed to be a reference to such Registration Rights Agreement as modified by the Omnibus Amendment, the Second Omnibus Amendment and this Amendment.  Except as expressly modified by the Omnibus Amendment, the Second Omnibus Amendment and this Amendment, the Registration Rights Agreement shall continue to be and remain in full force and effect in accordance with its respective terms and the Company hereby reaffirms its obligations under the Registration Rights Agreement.

3.             GENERAL

3.1          Counterpart and Fax Execution

This Amendment may be executed in two or more counterparts and by fax transmission, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the date given above.

SIGNATURES ON NEXT PAGE

2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Date.

PALA INVESTMENTS HOLDINGS LIMITED

By:

Name:

Title:

ALDEROX, INC.,

a Colorado corporation

By:

Name:

Title:

3

EXHIBIT D

[SCHEDULE OF EXCEPTIONS]